Exhibit 8.1

1000 Wilshire Boulevard Suite 1500 Los Angeles, CA 90017 213.891.0700 Phone 213.896.0400 Fax

December 8, 2023

Central Valley Community Bancorp

7100 N. Financial Drive

Fresno, California 93720

Attention: Shannon Livingston, Executive Vice President and

Chief Financial Officer

Dear Ms. Livingston:

We have acted as counsel to into Central Valley Community Bancorp, a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“Central Valley”), in connection with the Agreement and Plan of Reorganization and Merger dated as of October 10, 2023 (the “Merger Agreement”), by and among Central Valley and Community West Bancshares, a California corporation and bank holding company registered under the Bank Holding Company Act of 1956, as amended (“Community West”).

Under the Merger Agreement, Community West will merge with and into Central Valley with Central Valley surviving the merger (the “First Merger”). Promptly following the First Merger, Community West Bank N.A., a national banking association chartered by the Office of the Comptroller of the Currency and a wholly-owned subsidiary of Community West (“CWB”), will merge with and into Central Valley Community Bank, a California banking corporation and wholly-owned subsidiary of Central Valley (“CVCB”), with CVCB as the surviving entity (the “Second Merger”). The First Merger and the Second Merger will both be consummated pursuant to Merger Agreement. The First Merger and the Second Merger are collectively referred to as “the Mergers.”

We are furnishing this opinion pursuant to Section 7.3(e) of the Merger Agreement. This opinion is not to be relied upon for any other purpose without our prior written consent.

In rendering this opinion, we have relied, with your permission, on the representations made to us by Central Valley and Community West in the certificates delivered to us by Central Valley and Community West dated as of the date hereof (collectively, the “Certificates of Representations”). In our capacity as counsel to Central Valley and CVCB for purposes of rendering this opinion, we have examined and relied upon, with your consent: (i)

Central Valley Community Bancorp

December 8, 2023

the Merger Agreement; (ii) the Certificates of Representations; (iii) the Registration Statement on Form S-4 (the “Merger Registration Statement”) filed with the United States Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended; and (iv) such other documents we considered relevant to our analysis. We have not undertaken to independently verify, and have not verified, any of the facts that we have relied upon when rendering this opinion and you have not asked us to do so; provided, that, we have not become aware, during the course of our representation, that any of these facts are not true.

In our examination of documents, we have assumed (i) the authenticity of all documents and records submitted to us as originals, (ii) the conformity of all documents and records submitted to us as copies to the original documents and records, (iii) the genuineness of signatures, (iv) the legal capacity of signatories, (v) that the final executed versions of all documents submitted to us as drafts will be identical in all material respects to the versions most recently supplied to us, and (vi) that each such final version will be valid and enforceable in accordance with its terms.

We have assumed with your consent, in rendering the opinion set forth below, that:

(a)	The Mergers will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provision thereof);

(b)	The statements concerning the Mergers set forth in the Merger Agreement, the Merger Registration Statement, and the other documents described therein are true, complete, and correct;

(c)

Each of the representations and certifications made in the future tense in the Certificates of Representations will be true, complete, and correct at the time or times contemplated by such representation or certification;

(d)	The representations and certifications made in the Certificates of Representations are true, complete, and correct;

(e)

Any representations or certifications made in the Certificates of Representations or the Merger Agreement qualified by belief, knowledge, materiality, or any similar qualification are true, correct, and complete without such qualification; and

(f)

The parties to the Merger Agreement have complied with and, if applicable, will continue to comply with, the covenants and obligations contained in the Merger Agreement and the other documents described therein.

If any of these assumptions is untrue in any material respect, our opinion as expressed below may be adversely affected and may not be relied upon.

Central Valley Community Bancorp

December 8, 2023

Our opinion is limited to United States federal income tax law, and is based on existing law as contained in the Internal Revenue Code of 1986, as amended (the “Code”), the United States federal income tax regulations promulgated or proposed thereunder (the “Treasury Regulations”), judicial authorities, and public positions of the Internal Revenue Service (the “IRS”), all as in effect as of the date hereof. The provisions of the Code, the Treasury Regulations, IRS administrative pronouncements, and case law upon which our opinion is based could be changed at any time, perhaps with retroactive effect, and any such change could adversely affect our conclusion set forth below. In addition, some issues under existing law that could significantly affect our opinion have not yet been addressed authoritatively by the IRS or the courts, and our opinion is not binding on the IRS or the courts. Hence, there can be no assurance that the IRS will not challenge, or that the courts will agree with, our conclusions.

In addition, our opinion is based upon facts and circumstances as they exist as of the date hereof, and any change in the facts as set forth herein could affect the opinion expressed herein, perhaps adversely.

On the basis of, and subject to the foregoing, and in reliance upon the representations and assumptions described above, we are of the opinion that the Mergers will qualify as “reorganizations” within the meaning of Section 368(a) of the Code.

We express no opinion on any issue relating to the tax consequences of the transactions contemplated by the Merger Registration Statement other than the opinion set forth above. We assume no obligation to update or supplement our opinion to reflect any change in applicable laws or the facts or circumstances that may hereafter come to our attention. We assume no responsibility to inform Central Valley Community Bancorp of any such change or inaccuracy that may occur or come to our attention.

Very truly yours,

s/ BUCHALTER
A Professional Corporation

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